Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Majesco Entertainment Company

We consent to the incorporation by reference in the Registration Statements of Majesco Entertainment Company and Subsidiary (the “Company”) on Form S-8 (No. 333-136260, No. 181912) and Forms S-3 (333-173863; 333-122519; 333-115822; 333-121640; 333-135463; 333-146253; and 333-159980) of our report dated January 14, 2014 on our audits of the consolidated financial statements as of October 31, 2013 and 2012 and for each of the years in the three-year period ended October 31, 2013, which report is included in this Annual Report on Form 10-K.

/s/ EISNERAMPER LLP

January 14, 2014
Iselin, New Jersey